UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2009

DATATRAK International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-33688	34-1685364
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6150 Parkland Boulevard, Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-443-0082

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Approval of the DATATRAK International, Inc. 2009 Cash Incentive Plan.

On June 9, 2009, the Board of Directors of DATATRAK International, Inc. (the "Company"), on the recommendation of the Compensation Committee, approved the DATATRAK International, Inc. 2009 Cash Incentive Plan (the "2009 Incentive Plan") for the fiscal year ending December 31, 2009, in which the Company’s Executive Officers and certain key employees are eligible to participate. The 2009 Incentive Plan was adopted in connection with the Company’s continued reorganization efforts, and is structured to enhance shareholder value through further alignment of the interests of shareholders and management.

Payment of any cash bonus under the 2009 Incentive Plan will be subject to the achievement of certain performance goals, which if achieved would reflect significant improvement over fiscal 2008 performance. Any bonus payments will be further subject to the Company’s cash balances meeting or exceeding certain target levels in order to ensure the Company’s ability to make such payments without jeopardizing ongoing operations. Any earned but unpaid bonus payments will be accrued until certain cash levels have been attained or a "change in control event" (as defined under Treasury Regulation Section 1.409A-3(i)(5)) occurs, at which point, the earned bonus would be paid in a single lump sum no later than 60 days following the payment trigger. Target bonus levels for each participant are defined as a percentage of base pay. Target bonus levels for Laurence P. Birch and Raymond J. Merk, the Company’s Executive Officers, are 40% for each of the two performance goals, with a maximum achievable bonus amount equal to 80% of their respective base salaries, in the event that performance goals are met.

(e) Compensation of Interim Chief Executive Officer.

On June 9, 2009, on recommendation of the Compensation Committee, the Company’s Board of Directors approved the terms of compensation for Laurence P. Birch in consideration of his service as the Company’s Interim Chief Executive Officer and Interim President, which will be formalized at a later date in a written agreement. Effective June 9, 2009, but made retroactive to January 21, 2009, the date on which Mr. Birch was appointed Interim Chief Executive Officer, Mr. Birch will be entitled to annual compensation in the amount of $200,000 for fiscal year 2009. A portion of Mr. Birch’s compensation will be paid currently at an annual rate of $100,000 per year; provided, however, that compensation payable for the period of January 21, 2009 through June 9, 2009 will be reduced by the $5,000 per month that Mr. Birch received in connection with his service as Chairman of the Company’s Board of Directors. Effective June 9, 2009, Mr. Birch will no longer receive separate fees for his service as Chairman or as a member of the Board of Directors.

Provided that Mr. Birch remains the Interim Chief Executive Officer of the Company through December 31, 2009, the remaining portion of Mr. Birch’s compensation will be payable in two lump sum amounts of $47,260, with the first lump sum to be paid on April 1, 2010 and the second lump sum to be paid on July 1, 2010. Any remaining amount owed (or, if prior to April 1, 2010, the whole amount owed) to Mr. Birch upon the earlier to occur of Mr. Birch’s "separation from service" (as defined under Section 409A of the Internal Revenue Code) on or after January 1, 2010 or a "change in control event" (as defined under Treasury Regulation Section 1.409A-3(i)(5)) will be paid in a single lump sum no later than 60 days following the occurrence of the payment event. In the event that either an involuntary separation of service without cause or a change in control (as defined above) occurs prior to January 1, 2010, Mr. Birch will be entitled to a prorated portion of his compensation.

Also effective June 9, 2009, Mr. Birch will be entitled to severance payments if he has a "separation from service" other than for cause, death, disability, or nonrenewal of his arrangements with the Company, or has a "separation from service" as a result of a change of control, in which case he will be entitled to receive his annual compensation through the date of separation and for a period of six months thereafter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATATRAK International, Inc.

June 15, 2009	By:	/s/ Raymond J. Merk

Name: Raymond J. Merk
Title: Vice President of Finance, Chief Financial Officer, Chief Operating Officer and Treasurer